EXHIBIT  E  (2  PAGES)

     March  27,  1998




Mr.  Fred  Charlton
Simmons  &  Company
700  Louisiana  Street
Suite  5000
Houston,  TX  77002

Dear  Fred:

In order to facilitate a transaction whereby SSI is acquired by a third party (in the event that the Well Service Technology acquisition of SSI does not go forward) we commit to you that Halliburton is prepared to accept $2,500,000 cash in exchange for its $4,000,000 of SSI preferred stock. Such commitment is conditioned upon completion of the transaction prior to August 31, 1998.

Regards,


/s/  Scott  R.  Willis
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Scott  R.  Willis